UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2025

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

650-466-7125

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 12, 2025, ALX Oncology Holdings Inc. (the “Company”), issued a press release announcing its financial results for the second quarter and full year ended June 30, 2025. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly stated by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective August 12, 2025, the Board of Directors (the “Board”) of ALX Oncology Holdings Inc. (the “Company”) appointed Daniel Curran, M.D. to serve as a Class III director of the Board, for a term expiring at the 2026 annual meeting of stockholders. The Board also appointed Dr. Curran to serve as a member of the Corporate Governance and Nominating Committee of the Board. The appointment was made based upon the recommendation of the Corporate Governance and Nominating Committee of the Board. In connection with the changes to the Board, the Board increased its size from six directors to seven directors.

Dr. Curran, age 58, has more than 25 years of pharmaceutical experience in strategy, business development, project leadership and development roles. Dr. Curran currently serves as the chief executive officer of Timberlyne Therapeutics, a clinical-stage biopharmaceutical company, since January 2025, and has served as a managing partner at Mountainfield Venture Partners, LLC, a company-creation firm since March 2024. From 2008 to 2023, Dr. Curran has held roles of increasing responsibility at Takeda Pharmaceutical Company Ltd., and most recently served as a senior vice president and the head of the rare genetics and hematology therapeutic area unit from January 2019 to December 2023. Before Dr. Curran joined Takeda, he served as vice president, corporate development at Millennium Pharmaceuticals, Inc., from 1999 to 2008. Prior to joining Millennium, Dr. Curran held a business development role in the product planning and acquisition group at DuPont Merck Pharmaceuticals, a pharmaceutical company. Dr. Curran currently serves on the board of directors of Catalyst Pharmaceuticals, Inc., a commercial-stage biopharmaceutical public company, since August 2025 and serves on the board of directors of Xilio Therapeutics, Inc., a clinical stage biotechnology public company, since December 2020. In addition, Dr. Curran previously served on the board of directors of Tome Biosciences, a private biotechnology company, from January 2024 to November 2024 and also served on the board of directors of Oak Hill Biosciences, a private biotechnology company, from April 2022 to March 2024. Dr. Curran received an M.D. from the University of Pennsylvania School of Medicine, an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. in chemistry from King’s College.

In accordance with the Company’s outside director compensation policy, Dr. Curran will automatically be granted an initial award of stock options to purchase 40,400 shares of the Company’s common stock on his date of appointment to the Board. The initial award is scheduled to vest in equal installments as to one thirty-sixth of the shares subject to the award on a monthly basis following the award’s grant date, on the same day of the month as the grant date, subject to continued services to the Company through the applicable vesting date. Dr. Curran is also entitled to annual cash compensation and equity awards under the terms of the outside director compensation policy. In addition, the Company entered into an indemnification agreement with Dr. Curran in the same form as the Company’s other directors.

The Board determined that Dr. Curran qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of The Nasdaq Stock Market.

There are no arrangements or understandings between Dr. Curran and any other person pursuant to which he was selected to serve on the Board. There are no transactions in which the Company or any of its subsidiaries is a party and in which Dr. Curran has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

In connection with the Board changes referenced above, the Board approved the following composition of committees of the Board:

Audit Committee

Rekha Hemrajani, Chair; Scott Garland; and Barbara Klencke, M.D.

Compensation Committee

Corey Goodman, Ph.D., Chair; Scott Garland; and Chris Takimoto, M.D., Ph.D., F.A.C.P.

Corporate Governance and Nominating Committee

Scott Garland, Chair; Daniel Curran, M.D.; and Rekha Hemrajani

Research and Development Committee

Corey Goodman, Ph.D., Chair; Barbara Klencke, M.D.; and Chris Takimoto, M.D., Ph.D., F.A.C.P.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 12, 2025

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: August 12, 2025	By:	/s/ Harish Shantharam
Harish Shantharam
Chief Financial Officer